Reg. S-K

Item 601

Exhibit 18

Letter from Deloitte & Touche LLP

Independent Registered Public Accounting Firm,

Regarding Change in Accounting Principle

February 23, 2018

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Dear Sirs/Madams:

We have audited the consolidated financial statements of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 23, 2018, which expresses an unqualified opinion. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2017 of discontinuing the practice of discounting workers’ compensation claims liabilities assumed under certain reinsurance contracts. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP